Exhibit 10(xx)

Execution Copy

ASSET PURCHASE AGREEMENT

dated November 28, 2006

By and Between

DPL Energy, LLC

and

Columbus Southern Power Company

5.02 Pending Closing	18
5.03 Consents	19
5.04 Environmental Assessments	19
5.05 Notice of Breach	20
5.06 Workforce	20
5.07 Cooperation.	20
5.08 Tax Matters	21
5.09 Market Power Study	23
5.10 Microwave Tower and Substation Easement Agreement	23

ARTICLE VI Title and Survey	23

6.01 Pre-Closing Title Policy and Survey Delivery	23

ARTICLE VII Warranties and Representations of the Seller	24

7.01 Organization and Good Standing	24
7.02 Authority	25
7.03 No Violations and Consents	25
7.04 Brokers	25
7.05 Required Assets	26
7.06 Contracts	26
7.07 Insurance	27
7.08 Title to Real Property	27
7.09 Title to Purchased Assets	27
7.10 Intellectual Property	27
7.11 Litigation	28
7.12 Compliance With Laws	28
7.13 Labor Matters	28
7.14 Taxes	28
7.15 Licenses and Permits	28
7.16 Environmental Compliance	29
7.17 No Misrepresentation in Due Diligence Materials	29
7.18 Properties.	29
7.19 Absence of Material Adverse Effect	30

7.20 Disclaimer of Warranties	30
7.21 Good Utility Practice	30

ARTICLE VIII Warranties and Representations of the Purchaser	30

8.01 Due Incorporation	30
8.02 Authority	30
8.03 No Violations	31
8.04 Brokers	31
8.05 Litigation	31
8.06 Financing	31

ARTICLE IX Conditions to Closing Applicable to Purchaser	31

9.01 No Termination	31
9.02 Bring-Down of Seller Warranties	31
9.03 No Material Adverse Effect	32
9.04 Pending Actions	32
9.05 Consents and Approvals	32
9.06 HSR Act	32
9.07 All Necessary Documents	32
9.08 Title Policy	32
9.09 Estoppel Certificates	33

ARTICLE X Conditions to Closing Applicable to Seller	33

10.01 No Termination	33
10.02 Bring-Down of Purchaser Warranties	33
10.03 Pending Actions	33
10.04 Consents and Approvals	33
10.05 HSR Act	33
10.06 All Necessary Documents	34

ARTICLE XI Termination	34

11.01 Termination	34
11.02 Effect of Termination	34

ARTICLE XII Indemnification	35

12.01 Seller Indemnification	35
12.02 Purchaser Indemnification	35
12.03 Limitation	35
12.04 Indemnification Notice	37
12.05 Indemnification Procedure	37
12.06 Effect of Indemnity Payments	38

ARTICLE XIII Confidentiality	38

13.01 Confidentiality of Materials	38
13.02 Remedy	39

ARTICLE XIV Certain Other Understandings	39

14.01 Post Closing Access to Records and Records Retention	39
14.02 Consents Not Obtained at Closing	40
14.03 Avoidance of Double Withholding Taxes	40
14.04 Use/Removal of Trademarks, Etc.	40
14.05 Supplemental Disclosure Schedule	40

ARTICLE XV Miscellaneous	41

15.01 Cost and Expenses	41
15.02 Entire Agreement	41
15.03 Counterparts	41
15.04 Assignment, Successors and Assigns	41
15.05 Savings Clause	42
15.06 Headings	42
15.07 Risk of Loss	42
15.08 Governing Law	42
15.09 Dispute Resolution.	42
15.10 Press Releases	44
15.11 U.S. Dollars	44
15.12 Survival	44
15.13 Notices	44
15.14 No Third Party Beneficiaries	45
15.15 Jurisdiction and Consent to Service	45
15.16 WAIVER OF A JURY TRIAL	46
15.17 No Presumption Against Drafter	46
15.18 Parent Guaranty	46

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement made and entered into this 28th day of November, 2006 (this “Agreement”) by and between Columbus Southern Power Company, an Ohio corporation (“Purchaser”), and DPL Energy, LLC, an Ohio limited liability company (“Seller”).

Recitals:

A.            Seller owns a peaking power generation facility, the Darby Facility,  as more fully described herein (collectively, the “Facility”).

B.            Seller desires to sell the Facility and the assets and properties relating to the Facility hereinafter described as Purchased Assets and Purchaser desires to acquire the Purchased Assets, on the terms and subject to the conditions hereinafter set forth.

Now, therefore, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

Definitions

1.01         Definitions.  The following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

“AAA Rules” has the meaning set forth in Section 15.09(c).

 “Affiliate” shall mean a Person which, directly or indirectly is controlled by, controls, or is under common control with another Person.  As used in the preceding sentence, “control” shall mean (i) the ownership of more than 50% of the voting securities or other voting interest of any Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Arbitration Notice” has the meaning set forth in Section 15.09(b).

“Agreement” has the meaning set forth in the first paragraph hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.03(b).

“Assumption Agreement” has the meaning set forth in Section 3.03(d) hereof.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Compensation Agreement” shall mean the agreement between Seller and Westfall Local Schools, dated June 30, 2000, and attached as Exhibit F.

“Cure Period” has the meaning set forth in Section 6.01(c).

“Darby Facility” means the gas-fired facility, with oil-firing capability,  and related facilities, equipment, and near Mount Sterling, Ohio in Pickaway County, owned by Seller, including but not limited to six GE 7EA simple cycle combustion turbines.

“Date of the Notice of Claim” has the meaning set forth in Section 12.05(c).

“Disclosure Schedules” shall mean the disclosure schedules attached to this Agreement.

“Dispute” has the meaning set forth in Section 15.09(a).

“DOJ” shall mean the United States Department of Justice.

“DP&L” shall mean The Dayton Power & Light Company, an Ohio corporation.

“Due Diligence Materials” means those due diligence materials relating to the Facility and made available to Purchaser in the virtual data room for the Facility, including that certain information memorandum dated May 2006.  Note:    DPL to update materials in data room with supplemental materials provided to AEP.

“Effective Time” shall mean 9:00 a.m. local time at the Facility on the Closing Date.

“Enterprise Zone Agreement” shall mean that Enterprise Zone Agreement No. 361-00-01 executed as of August 15, 2000, between Pickaway County, Ohio, and Seller including amendments and attached as Exhibit G.

“Environmental Laws” shall mean any federal, state, local, or foreign law, statute, common law, ordinance, rule, regulation, code, treaty or international agreement having the force of law, license, Permits, authorization, approval, consent, judicial or administrative order, judgment, decree, directive, injunction, requirement, or agreement with any Governmental Authority relating to (a) the pollution, protection, preservation, or restoration of the environment

(including air,  surface water, groundwater, drinking water supply, surface land, subsurface land, structures, plant and animal life, or any other natural resource), (b) human health or safety, or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, distribution, disposal, release, or threatened release, of Hazardous Substances (including releases to ambient air, surface water, groundwater, land, surface and subsurface strata), including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.; and any similar state or federal law.

 “Facility” has the meaning set forth in the Recitals hereto.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Regulatory Filing” has the meaning set forth in Section 4.03.

“FTC” shall mean the Federal Trade Commission.

“Gas Feeder Line” shall mean that gas feeder line consisting of approximately 3,200 feet of 20-inch pipe from the Columbia tap to the gas regulator station located at the Facility.

“Good Utility Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Utility Practice is not intended to be limited to the optimum practice.

“Governmental Approval” shall mean a Seller Governmental Approval or a Purchaser Governmental Approval, as the case may be.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof, any tribal authority and any department, commission, agency, bureau, entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entities established to perform such functions.

“Hazardous Substances” shall mean any substance presently listed, defined, designated, or classified as a contaminant, hazardous substance, toxic substance, hazardous waste or special waste, or that is otherwise regulated under any Environmental Law, including petroleum products, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 12.04.

“Indemnifying Party” has the meaning set forth in Section 12.04.

“Information” has the meaning set forth in Section 13.01.

“Inventory” has the meaning set forth in clause (ii) of the definition of Purchased Assets.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any statute, law, ordinance, executive order, rule, or regulation (including a regulation that has been formally promulgated in a rule making proceeding but, pending final adoption, is in proposed or temporary form having force of law); notice having force of law; or judgment, order, decree, injunction, or writ of any Governmental Authority, as in effect from time to time.

“Lien” shall mean any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, collateral assignment, mineral interest, claim, right of any third party, easement, encroachment or other encumbrance.

“Material Adverse Effect” shall mean any change in, or effect on, the Purchased Assets related to the Facility or on the ownership, operation, maintenance, or repair of such Purchased Assets as currently conducted by Seller, or on the ability to make sales of power and ancillary services from the Facility and arrange for the transmission thereof, that is or is reasonably likely to be materially adverse to the condition, value, utility, or useful life of the Purchased Assets related to such Facility, after giving effect to this Agreement, other than changes or effects caused by or resulting from (i) conditions affecting the electric generation industry generally, (ii) United States or global economic conditions or financial markets generally, or (iii) the announcement of the transactions contemplated by this Agreement.

“Microwave Tower” shall mean that microwave tower and related equipment owned by DP&L and located at the Facility.

“Microwave Tower and Substation Easement Agreement” shall mean the easement agreement in substantially the form attached hereto as Exhibit A by and between DP&L and Purchaser pursuant to which Purchaser will grant to DP&L a right of access to the Microwave Tower and the Substation on the terms and conditions set forth therein.

“Non-Assumed Liabilities” has the meaning set forth in Section 2.03(b).

“Notice of Claim” has the meaning set forth in Section 12.04.

“Objection Notice” has the meaning set forth in Section 6.01(c).

“Parent Guaranty” shall mean that certain Guaranty dated as of the date hereof executed by DPL Inc. in favor of Purchaser, as supplemented and amended from time to time, a form of which is attached hereto as Exhibit D.

 “Permits” shall mean permits, consents, licenses, franchises, certificates, authorizations, registrations, or waivers, extensions, renewals, or variances relating thereto, in each case issued by any Governmental Authority.

“Permitted Exceptions” shall mean, with respect to the Real Property, the following:

(a)           liens or encumbrances securing the Assumed Liabilities;

(b)           all liens for Taxes, assessments, both general and special, and other governmental charges which are not due and payable as of the Closing Date;

(c)           all building codes and zoning ordinances and other Laws of any Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property;

(d)           the easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters of record in the appropriate governmental offices that do not materially impair the value or the utility of the Purchased Assets;

(e)           all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters that do not materially impair the value or the utility of the Purchased Assets;

(f)            all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facility of any nature now located on, over or under the Real Property, and all licenses, easements, rights-of-way and other similar agreements relating thereto that do not materially impair the value or the utility of the Purchased Assets;

(g)           all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property that do not materially impair the value or the utility of the Purchased Assets;

(h)           all rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) which have been granted, leased, excepted or reserved prior to the date hereof that do not materially impair the value or the utility of the Purchased Assets; and

(i)            mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business securing obligations not yet due.

“Permitted Real Estate Exceptions” has the meaning set forth in Section 6.01(a).

“Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, trust, association or unincorporated entity of any kind and any Governmental Authority or instrumentality.

“Phase I Environmental Site Assessment” has the meaning set forth in Section 5.04.

“Properties” has the meaning set forth in clause (iii) of definition of Purchased Assets.

“Proration Period” has the meaning set forth in Section 2.05.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Assets” shall mean the following described assets, rights and properties owned by Seller or in which Seller has an interest as of the date hereof or may prior to the Closing Date acquire an interest, and used exclusively in connection with the Facility, except for the Retained Assets:

(i)            the deposits and advances, prepaid expenses and other prepaid items of Seller under any of the Purchased Contracts;

(ii)           except as otherwise set forth on Schedule I, all inventories (including inventories of raw materials, work-in-progress and finished goods), the tangible assets, machinery and equipment (including the metering equipment located on that portion designated as property of “DPL Energy” on the single-line diagram attached hereto as Exhibit C, turbine generator units, gas fuel conditioning facility, transformers and other electrical switchgear, pumps, piping and fittings, and including also the fuel forwarding skids moved to the Facility in connection with the transactions contemplated herein), tools, dies, molds, spare parts as set forth on Schedule IA, vehicles, transportation equipment, furniture and office equipment, construction-in-progress, computer hardware and computer software located at the Facility, lubricants, chemicals, fluids, and oils owned by Seller located on the Properties or otherwise held or used in the ownership, operation, maintenance or repair of the Properties, Facility or Inventory or in the pursuit of transactions under the Purchased Contracts (“Inventory”);

(iii)          (A) the Seller’s rights, title and interest in and to the real properties (including easements, rights-of-way and water rights) described in Schedule II (“Real Property”) together with all buildings, other improvements, fixtures and appurtenances, and all other rights, privileges and entitlements thereunto belonging or appertaining and (B) Seller’s right, title, and interest in and to the real property leases described in Schedule III (together with the Real Property, the “Properties”);

(iv)          the Seller’s rights, title and interest in and under the Purchased Contracts and any claims thereunder;

(v)           the Seller’s right, title and interest in and to the following intellectual property to the extent related to the Purchased Assets: copyrights, copyright registrations, copyright applications; patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors’ certificates); trade secrets, proprietary manufacturing information and inventions, drawings and designs; customer and vendor lists, the goodwill associated with any of the foregoing and the rights of Seller as licensee under licenses with respect to any of the foregoing;

(vi)          unexpired warranties, if any, as of the Effective Time from third Persons (and claims thereunder) which relate specifically to any of the Purchased Assets and which are transferable to Purchaser;

(vii)         the right of Seller to receive, to the extent transferable, Tax exemptions, Tax credits, Tax reductions, Tax rebates, or other amounts from a Governmental Authority with respect to the Purchased Assets, and all pending applications therefor, that are attributable to the ownership or operation of the Purchased Assets after Closing;

(viii)        rights to insurance proceeds not received before the Effective Time relating to any insured loss of the Purchased Assets incurred before the Effective Time, less any costs incurred by Seller or any of its Affiliates before the Effective Time in the investigation or repair of damage from any such loss;

(ix)           any Permits of the Seller relating to the Purchased Assets, and all pending applications for the issuance or renewal of any of the same, to the extent any of the same are transferable or assignable to the Purchaser;

(x)            all existing allowances for air and water emissions and all greenhouse gas, NOx, and other similar credits, and all pending applications therefor, relating to the Facility to the extent any of the same are transferable or assignable to the Purchaser; provided, however, that this provision is not intended to apply to unused NOx allowances for 2005 and 2006 that are removed by the Ohio EPA from the Seller’s accounts prior to Closing;

(xi)           At least one copy (in its existing hard copy or electronic form) of each of the following:  the operating and maintenance records; maintenance plans and schedules; operating, safety and maintenance manuals; engineering design plans and specifications; construction records as to what was built and where it was built; blueprints and as-built drawings; procedures; environmental data and reports; governmental filings; and inspection and test reports related to the Facility or concerning the Purchased Assets, whether or not exclusively related, that are in Seller’s possession (subject to the right of Seller to redact information in such records that is not related to the Facility and the Purchased Assets and to retain archival copies).  This is not to include third party proprietary items for which consent to transfer cannot be obtained as listed on Schedule IV and accounting records of Seller.  The foregoing is not intended to require Seller to modify or reformat any of the information provided pursuant to this subparagraph or to search or produce database or email archives, routine correspondence, SEC or FERC filings, records relaing to internal project approvals, negotiations with contractors or vendors, or any other materials that are not necessary to the future ownership, operation or maintenance of the Facility or the Purchased Assets.

(xii)          the Seller’s right, title and interest in and to the Gas Feeder Line.

“Purchased Contracts” means those contracts described on Schedule 7.06(a) hereto.

“Purchaser” has the meaning set forth in the first paragraph hereof.

“Purchaser Governmental Approval” shall mean the consents, approvals, filings, notices, authorizations and other actions disclosed in Schedule 8.03 and the applicable requirements of the HSR Act.

“Real Property” has the meaning set forth in clause (iii) of the definition of “Purchased Assets.”

“Retained Assets” shall mean the following described assets, rights and properties of Seller or, as specifically denoted below, DP&L:

(i)            all cash and cash equivalents, including bank overdrafts and marketable securities;

(ii)           any accounts receivable or intercompany obligations owed to Seller by any Affiliate of Seller other than those under any Purchased Contract;

(iii)          all insurance policies of Seller or acquired or assumed by Seller prior to the Closing Date pertaining to the Facility and (except for claims described in clause (viii) of the definition of Purchased Assets) all rights of Seller of every nature and description under or arising out of such insurance policies;

(iv)          all rights to use the name “DPL Energy” and all derivatives thereof;

(v)           claims for refunds (including any refunds that may be associated with contested tax items related to Units 5 and 6 of the Facility) of Taxes paid by Seller (except for items described in clause (vii) of the definition of Purchased Assets);

(vi)          all past, present and future claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, except to the extent related to or arising under the Purchased Contracts or otherwise included in the definition of Purchased Assets or to the extent, but only to the extent, such claims or causes of action offset the liabilities assumed by Purchaser pursuant to this Agreement;

(vii)         any rights, interest or assets not included in the Purchased Assets;

(viii)        all rights of Seller under this Agreement and the agreements and instruments delivered to Seller by Purchaser pursuant to this Agreement;

(ix)           the Seller’s corporate seal, minute books and stock record books, the general ledgers and books of original entry, all income Tax returns and other income Tax records, reports, data, files and documents;

(x)            the Microwave Tower and the Substation, and such other equipment related thereto that is owned by DP&L and located on or adjacent to the Real Property;

(xi)           the Retained Contracts; and

(xii)          the other assets listed on Schedule V.

“Retained Contracts” means those contracts described on Schedule 7.06(b).

“Sales Tax” shall mean any sales, use, value added, excise, and other similar Tax, if any, together with all recording or filing fees, notarial fees, and other similar costs that may be imposed upon, or payable, collectible, or incurred in connection with or as a result of the transfer of the Purchased Assets to Purchaser.

“Seller” has the meaning set forth in the first paragraph hereof.

“Seller Governmental Approval” shall mean the consents, approvals, filings, notices, authorizations and other actions disclosed in Schedule 7.03 and the applicable requirements of the HSR Act.

“Seller’s Federal Tax Owner” shall mean DPL Inc., an Ohio corporation.

“Substation” shall mean that Darby Adkins Substation owned by DP&L and located at the Facility.

“Supplemental Disclosure Schedule” has the meaning set forth in Section 14.05.

“Survey” shall have the meaning set forth in Section 6.01(b).

“Tax Incentive Donation Agreement” shall mean the agreement between Seller and Darby Township, dated July 17, 2000, and attached as Exhibit H.

“Tax Proceeding” or “Tax Proceedings” has the meaning set forth in Section 5.08(e).

“Taxes” shall mean all federal, state, local, or foreign taxes, charges, fees, duties (including custom duties), levies or other assessments, including income, alternative or add-on, gross receipts, net proceeds, capital gains, real or personal ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, title, documentary, registration, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental (including Taxes under Code section 59A), capital stock, disability, severance, employee’s income withholding, other withholding unemployment and Social Security taxes, which are imposed by any Governmental Authority.  “Taxes” shall include (i) any liability for the payment of any amounts described in the preceding sentence or as a result of being a member of an affiliated, consolidated, combined, or unitary group for any taxable period, (ii) any liability for the payment of any amount described in the preceding sentence as a result of being a Person required to withhold or collect

Taxes imposed on another Person, (iii) any liability for the payment of any amount described in the preceding sentence or in clause (i) of (ii) of this sentence as a result of being a transferee of, or successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person, and (iv) any and all interest, penalties, additions to tax, or additional amounts imposed in connection with or with respect to any amount described in this definition.

“Taxing Authority” shall mean with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, or any agency that grants or administers any exemption, abatement, rebate, or reduction of any Tax or any credit with respect thereto.

“Threshold” has the meaning set forth in Section 12.03(b).

“Title Policy” shall have the meaning set forth in Section 6.01(a).

“Transfer Taxes” shall mean any transfer, real property transfer, goods and services, recordation, documentary, stamp duty, gross receipts, excise, and conveyance Tax and other similar Tax, duty, fee or charge (other than Sales Taxes), as levied by any Taxing Authority in connection with or as a result of the transfer of the Purchased Assets to Purchaser.

1.02         Interpretation.  Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement; (d) the words “include” and “including” mean “including without limitation”, (e) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement, (f) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person), and (h) references to any agreement shall include a reference to all schedules, exhibits and other attachments thereto as such agreement and schedules, exhibits, and other attachments may be amended or supplemented from time to time.

1.03         Knowledge.  As used herein the terms “knowledge” or “best knowledge” shall have the same meaning and shall mean the actual knowledge of Gary Stephenson, Mandy Goubeaux, Randall Griffin and Chris Hergenrather as it relates to Seller and Tim Light, Toby Thomas and Cynthia Butler Carson as it relates to Purchaser, in each instance after due inquiry and reasonable investigation.

ARTICLE II

Purchase and Sale, Purchase Price,
Allocation and Other Related Matters

2.01         Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, assign, convey, transfer and deliver to Purchaser or its designees and Purchaser or such designees shall acquire from Seller the Purchased Assets.

2.02         Purchase Price.  The aggregate purchase price (the “Purchase Price”) payable by Purchaser for the Purchased Assets shall be One Hundred Two Million Dollars ($102,000,000), less the amount of any insurance proceeds received by Seller or any of its Affiliates whether directly or as a beneficiary after the date hereof and before the Effective Time relating to any insured loss of the Purchased Assets incurred before the Effective Time, after reducing such proceeds by any costs incurred by Seller or any of its Affiliates before the Effective Time in the investigation or repair of damage from any such loss.

2.03         Assumed Liabilities.

(a)           As additional consideration for the purchase of the Purchased Assets, Purchaser hereby agrees to assume on the Closing Date but as of the Effective Time and discharge in accordance with their terms or as otherwise provided by this Agreement only those obligations of Seller related to the Purchased Assets (including the Purchased Contracts) arising and attributable to the period after the Effective Time, other than those obligations arising out of or attributable to any breach or other violation in connection therewith by Seller or incurred as a result of an act or omission of Seller in contravention of the provisions of this Agreement.  Assumed Liabilities are limited to the items expressly described in this Section 2.03.  The foregoing provisions of this Section 2.03 notwithstanding, Purchaser shall not be obligated to assume any liability or obligation as to which Seller, its Affiliate, or the counterparty is in default in any material respect on the Closing Date.

(b)           The debts, liabilities and obligations to be assumed by Purchaser under this Agreement are hereinafter sometimes referred to as the “Assumed Liabilities” and the debts, liabilities and obligations that are not assumed by Purchaser under this Agreement are hereinafter sometimes referred to as “Non-Assumed Liabilities.”

(c)           This Section 2.03 is not intended to and shall not benefit any Person other than Seller and Purchaser.

(d)           All of the Non-Assumed Liabilities shall remain and be the debts, obligations and liabilities of the Seller, and Purchaser shall have no liability or responsibility for any of the debts, obligations or liabilities arising therefrom.  Seller covenants and agrees with

Purchaser that it shall perform and discharge the Non-Assumed Liabilities.

2.04         Sales and Transfer Taxes.  Purchaser and Seller shall share equally the cost of any (a) real property transfer or similar tax imposed by any Governmental Authority which arises out of the transfer of the Real Property, including any excise tax assessed on any deed conveying the Real Property; and (b) all other transfer, sales, purchase, use, value added, excise or similar taxes imposed by any Governmental Authority which arises out of the transfer of any of the Purchased Assets.

2.05         Allocation of Purchase Price.  The parties agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 2.05.  After the Closing, the parties will make consistent use of the allocation, fair market value, and useful lives specified in Schedule 2.05 for all Tax purposes and in all Tax returns, including those required by section 1060 of the Code.  Purchaser agrees to complete IRS Form 8594 consistently with such allocation within 45 days after the Closing Date and to furnish Seller with a copy of such form prepared in draft form, within a reasonable period before the filing due date of such form.  The Form 8594 will be amended from time to time in accordance with Schedule 2.05.  Except to the extent required by applicable Law, neither Seller nor Purchaser shall file any Tax return or take a position with a Tax authority that is inconsistent with such allocation.

2.06         Prorations.  The parties will prorate, as of Closing, all items under those Purchased Contracts that relate to a period that begins prior to the Effective Time and ends after the Effective Time (each a “Proration Period”) (other than Taxes, which are to be prorated as provided in Section 5.08) as follows:  any amount that is appropriately attributed to transactions or activities before Closing will be borne or enjoyed by Seller, and any amount that is appropriately attributed to transactions or activities on or after Closing will be borne or enjoyed by Purchaser.  Any amounts that cannot be so attributed will be borne or enjoyed by the parties in proportion to the number of days, during the billing period related to that amount, that are before Closing and on or after Closing, respectively.  Within ninety (90) days after the Closing, the parties, based upon any and all invoices relating to all Proration Periods, shall agree upon the relative amounts allocable to each party and as required adjust the amount paid by Purchaser to Seller at Closing to reflect such amounts.

ARTICLE III

Closing and Closing Date Deliveries

3.01         Closing.  The term “Closing” as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Purchased Assets to Purchaser in exchange for the Purchase Price to the Seller pursuant to Section 2.02 of this Agreement.  The Closing shall take place at the offices of Winston & Strawn LLP, 1700 K Street NW, Washington, DC, at 9:00 a.m. local time on the fifth business day following the date upon which all of the conditions precedent set forth in Articles IX and X of this Agreement (other than those that are to be satisfied at Closing) are satisfied or waived by the appropriate party hereto, subject to Article XI of this Agreement, or at such other place and time or on such other date as is mutually agreed to in writing by Seller and Purchaser (“Closing Date”).  The Closing shall be effective as of the Effective Time.

3.02         Closing Deliveries by Seller.  At the Closing, the Seller shall deliver to the Purchaser:

(a)           With respect to the Purchased Assets related to the Facility, a general warranty deed for all Real Property, including an assignment with general warranty covenants of all of the easements upon which the Gas Feeder Line is situated;

(b)           With respect to the Purchased Assets related to the Facility, all such bills of sale, lease assignments, trademark assignments, copyright assignments, patent assignments, contract assignments and other documents and instruments of sale, assignment, conveyance and transfer, as the Purchaser or its counsel may deem necessary or desirable;

(c)           Certified copies of minutes or unanimous written consents of the Board of Directors and if required, the members and/or managers of the Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

(d)           A Certificate, dated the Closing Date, executed by the appropriate officers of the Seller, required by Section 9.02 of this Agreement;

(e)           a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that Target is not a “foreign person” as defined in Code §1445 (the “FIRPTA Affidavit”);

(f)            a certificate from the Secretary of State of the Seller’s state of formation certifying as to Seller’s existence and good standing certificates of Seller to the extent provided under the laws of its state of formation and the states in which the Facility is located;

(g)           a reaffirmation of the Parent Guaranty executed by the Guarantor hereunder in form and substance reasonably acceptable to Purchaser;

(h)           a copy of the data room contents on CD; and

(i)            such other documents as the Purchaser or its counsel may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article IX of this Agreement.

The items described in clause (x) of the definition of Purchased Assets shall be delivered to Purchaser’s offices in Columbus, Ohio or to the Facility and shall include a general directory of contents and their location.

3.03         Closing Deliveries by Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(a)           The Purchase Price, subject to proration and other adjustments and credits as herein provided;

(b)           Certified copies of minutes or unanimous written consents of the Board of Directors, and if required, the stockholders of the Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

(c)           The Certificate, dated the Closing Date, executed by the appropriate officer of the Purchaser, required by Section 10.02 of this Agreement;

(d)           An assumption agreement executed by the Purchaser or the Purchaser’s designee reflecting the assumption of the liabilities set forth in Section 2.03(a) of this Agreement, in the form attached hereto as Exhibit E (the “Assumption Agreement”);

(e)           a certificate from the Secretary of State of the Purchaser’s state of formation and that of each of Purchaser’s designees certifying as to such entity’s existence and good standing certificates of such entity to the extent provided under the laws of its state of formation and the states in which the Facility is located;

(f)            Ohio direct pay permit;

(g)           the Microwave Tower and Substation Easement Agreement executed by Purchaser; and

(h)           such other documents as the Seller or its counsel may reasonably request to carry out the purposes of this Agreement, including the documents to be delivered pursuant to Article X of this Agreement.

3.04         Cooperation.  Subject to the provisions of Section 4.04, the Seller and the Purchaser shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE IV

Pre-Closing Filings

4.01         Government Approvals; Consents.  Subject to the terms and conditions of this Agreement and applicable Law, prior to the Closing each party shall, at its own expense, use its commercially reasonable efforts to take or cause to be taken all actions necessary, proper, or advisable, including all possible appeals, to obtain such party’s Governmental Approvals and all other necessary or appropriate filings, registrations, consents, approvals, certifications, determinations, authorizations, or waivers (including the transfer or re-issuance of Permits) required in order to consummate the transactions contemplated hereby and to take or cause to be taken all actions necessary to comply with the terms upon which any of the same are granted.  The parties hereto acknowledge and agree that no filings with the Public Utilities Commission of Ohio have been made, nor are they required or intended to be made, nor are such filings a condition precedent to the Closing.

4.02         HSR and Other Filings.  Without limitation of the foregoing, each party undertakes and agrees to (i) file (and each party agrees to cause any Person that may be deemed to be the ultimate parent entity or otherwise to control such party to file, if such filing is required by applicable Law) as soon as practicable following the date hereof, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division of the DOJ (the filing fees payable in connection therewith to be paid by Purchaser); (ii) subject to the allocation of responsibility set forth in Section 4.03, file as soon as practicable after the date hereof any forms or reports required by FERC and any applicable state or local government public utility regulatory bodies; (iii) submit as soon as practicable after the date hereof a request for each other Governmental Approval to be sought by that party; (iv) file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, trade, Tax, or energy or utility regulation matters; and (v) subject to Section 4.05, take any action and agree to any undertaking necessary to receive any clearance or approval required by any Governmental Authority or applicable Law, in each case, with respect to the transactions contemplated hereby.  Each party shall (and shall cause any such parent entity to) (vi) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation; and (vii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other party.

4.03         FERC Regulatory Filing.

(a)           The Purchaser shall have primary responsibility for the preparation and filing of the regulatory filing(s) to be made to FERC requesting approval under Section 203 (and Section 205, if necessary) of the Federal Power Act (the “FERC Regulatory Filing”).  Upon the request of the Purchaser, the Seller shall use its commercially reasonable efforts to cooperate with the Purchaser to prepare and file the FERC Regulatory Filing.

(b)           The Purchaser and the Seller shall use commercially reasonable efforts to file as soon as practicable after the date hereof the FERC Regulatory Filing, and execute all agreements and documents, in each case, to obtain as promptly as practicable approval under Section 203 (and Section 205, if necessary) of the Federal Power Act.  The Purchaser and the Seller shall act diligently, and shall coordinate in completing and submitting the FERC Regulatory Filing.  The Purchaser and the Seller shall each have the right to review and approve (which such approval shall not be unreasonably delayed or withheld) in advance all of the information relating to the transactions contemplated by this Agreement which appears in the FERC Regulatory Filing.  The Purchaser and the Seller agree that all telephonic calls and meetings with the FERC regarding the transactions contemplated by this Agreement shall be conducted by the Purchaser and the Seller jointly.

4.04         Cooperation in Regulatory Review Process.  Each party shall consult and cooperate in the regulatory review process.  Notwithstanding anything in this Agreement to the contrary, each party agrees not to oppose, obstruct, or otherwise interfere with, in any manner whatsoever, the efforts of the other party to obtain such party’s Governmental Approvals and all other clearance or approval required by any Governmental Authority or applicable Law with respect to the transactions contemplated hereby.

4.05         Conditions or Limitations.  Nothing in this Agreement will require any party to accept any condition to, limitation on, or other term concerning the grant of any Governmental Approval if such condition, limitation, or other term, alone or in the aggregate with other such conditions, limitations, or other terms would (i) require the disposition by Purchaser of any material asset(s); (ii) have a material adverse effect on either party or any of its Affiliates in its acquisition, ownership, use, operation, or disposition of any property other than the Purchased Assets; or (iii) would materially change or impair the commercial expectation of the Purchaser with respect to the sale or transmission of power from the Facility.

4.06         PJM Notification of Sale and Scheduling and Bidding for day of Closing.

(a)           Seller and Purchaser shall cooperate in the transfer of the Facility from Seller’s account with PJM to Purchaser’s account with PJM which cooperation shall include the transfer of ownership of the Facility on the Closing Date and the allocation of costs and revenues related to the Facility for the Closing Date.  Seller has provided to or shall provide to Purchaser as of the Closing Date access to all historical GADS data related to the Facility.

(b)           For any Facility bids submitted to PJM that will be effective on the Closing Date, Seller agrees to bid the Facility units in accordance with the following guidelines:

(i)            At the Seller’s calculated maximum allowable cost pursuant to PJM Manual 15 - Cost Development Guideline (or such other guideline that may replace the PJM Manual 15 – Cost Development Guideline) for the units at the Facility plus the allowable 10% markup, and

(ii)           Using a delivered gas price equivalent to the Intercontinental Exchange (“ICE”) “TCO Pool” high trade/settlement (as determined by Seller in its discretion) for a gas flow day that coincides with the Closing Date plus the applicable adders for pipeline fuel, transportation, storage/balancing, and other adders deemed appropriate by Seller to deliver fuel to the Facility.

ARTICLE V

Covenants

5.01         Due Diligence Review.  Pending Closing, the Seller shall at all reasonable times and upon reasonable prior notice make the Facility, properties, assets, books and records, and involved personnel pertaining to the Purchased Assets available for examination, inspection and review by the Purchaser and its lenders, agents and representatives; provided, however, Purchaser’s inspections and examinations shall not unreasonably disrupt the normal operations of the Facility and any interview by the Purchaser of such involved personnel shall require the prior written approval of the Seller.  Neither the representations and warranties of Seller, nor the indemnification obligations of Seller, shall be affected, qualified, modified or deemed waived by reason of the Purchaser’s exercise or failure to exercise its rights under this Section.

5.02         Pending Closing.  Pending the Closing, and unless otherwise consented to by the Purchaser in writing, the Seller shall:

(a)           conduct and carry out operations at the Facility consistent with Good Utility Practices and, in all events, maintain the Purchased Assets in the same condition in all material respects as existed on July 31, 2006;

(b)           not sell, lease, mortgage, pledge or otherwise dispose of any of the Purchased Assets or other material properties or assets of or in connection with the Facility, except for tangible personal property purchased, sold or otherwise disposed of in the ordinary course and the disposal of which does not materially impair the value or the utility of the Purchased Assets;

(c)           except as set forth on Schedule 5.02(c), not enter into, or become obligated under, any lease, contract, agreement or commitment with respect to the Facility, Properties or Inventory that cannot be terminated by Seller without penalty at or before Closing;

(d)           not materially change, amend, or otherwise modify or terminate any Purchased Contract;

(e)           maintain in full force and effect with respect to the Facility, Properties and Inventory, policies of insurance of the same type, character and coverage as the policies currently carried and described in Schedule 7.07;

(f)            if a spare part set forth on Schedule IA and worth more than $50,000 is used or removed from the inventory of spare parts, replace such spare part with its equivalent before Closing;

(g)           use Inventory and spare parts comprising part of the Purchased Assets only in connection with the Facility, in the ordinary course of business, and in accordance with Good Utility Practice;

(h)           not enter into any labor or collective bargaining agreement with employees at the Facility;

(i)            not enter into, modify, or renew any contract with respect to the sale of electric power or ancillary services from the Facility that will call for the delivery of electric power or ancillary services after the Closing; or

(j)            not agree to do any of the items prohibited by Section 5.02(b), (c), (d), (e) (f), (g), (h), or (i).

5.03         Consents.  Pending the Closing Date, the parties shall proceed with all reasonable diligence and use commercially reasonable efforts to obtain the written consents, authorizations or approvals required for the consummation of transactions contemplated by this Agreement (including the assignment and assumption of the Purchased Contracts); provided, however, neither party shall have any obligation to pay any third Person a fee to obtain any such consent, authorization or approval not already provided for by the applicable agreement or Law.

5.04         Environmental Assessments.  Purchaser shall have the right to obtain, at Purchaser’s expense and from environmental consultants selected by Purchaser, environmental assessments of any of the Properties and all structures thereon for the purpose of determining whether there exists any Hazardous Substance on, about or underneath the Properties or any structure thereon or thereunder, or migrating or threatening to migrate from any of the Properties or any structure thereon or thereunder, or any condition, circumstance, or activity which constitutes a violation of or noncompliance with any Environmental Laws (“Phase I

Environmental Site Assessment”).  Prior to Closing, if Purchaser’s Phase I Environmental Site Assessment concludes that further investigation is warranted, Purchaser shall provide to Seller a copy of the proposal for a Phase II investigation, which Seller may approve in its sole discretion.  Purchaser shall provide Seller copies of any Phase I or Phase II Environmental Site Assessment reports to Seller, upon Seller’s request.  Seller shall provide to Purchaser and Purchaser’s consultants access to the Facility during normal business hours and upon reasonable notice.

5.05         Notice of Breach.  Pending Closing, each party shall provide notice to the other party within ten (10) days of becoming aware of any material breach of (x) any representations or warranties of such notifying party contained in this Agreement or (y) any of the covenants of such notifying party contained in this Agreement.

5.06         Workforce.  Pending Closing and subject to Seller’s prior written consent, Purchaser may interview Seller’s employees who are employed at the Facility to determine whether Purchaser wishes to make offers of employment to any such employee(s); provided, however, that to the extent any such employee accepts an offer of employment from Purchaser (or any of its Affiliates or agents), Purchaser agrees not to permit, or to cause its Affiliates or agents not to permit, such employees to commence employment with Purchaser (or any of its Affiliates or agents) prior to the Closing Date.

5.07         Cooperation.

(a)           Each party agrees that after the Closing Date it will use its commercially reasonable efforts to cooperate with and make available to the other party, upon reasonable notice and during normal business hours, books and records and information of or relating to the Purchased Assets and other matters relevant to this Agreement which are necessary or useful in connection with Purchaser’s operation or maintenance of the Purchased Assets, any proceeding by a Governmental Authority, preparation of tax returns, or any claim by or against a third party involving the Purchased Assets (other than in connection with disputes between the parties).  The party requesting any such books and records, information, or cooperation shall bear all of the out-of-pocket costs and expenses of the other party reasonably incurred in connection therewith (including out-of-pocket expenses to third parties incurred by any party).

(b)           Purchaser and Seller shall cooperate in good faith pending the Closing Date to insure that there is no interruption in phone or electrical service to the Facility.

(c)           Purchaser and Seller shall cooperate in good faith pending the Closing Date to provide to Purchaser the benefits referenced in that letter dated October 10, 2003, from General Electric International, Inc., pertaining to the replacement of R-17 blades.

(d)           Seller shall provide written notice to Columbia Gas Transmission Corporation of the assignment (to be effective as of the Closing) to Purchaser of Seller’s interest in the NTS Service Agreement dated as of May 14, 2001, by and between Columbia Gas

Transmission Corporation and Seller, as amended, and shall provide a copy of such written notice to Purchaser.

5.08         Tax Matters.  (a) Except as provided in clause (b) of this Section 5.08 or with respect to items included in Purchased Assets as described in clause (vii) of the definition of Purchased Assets, in respect of Taxes on or with respect to the Purchased Assets, (i) with respect to a taxable period, or portion thereof, that ends before or as of the Closing Date, Seller shall be liable and indemnify Purchaser for all Taxes arising out of or related to a breach of any of the representations and warranties set forth in Section 7.14 of this Agreement or the Covenants of Seller in this Article V, and (ii) Purchaser shall be liable and indemnify Seller for all such Taxes with respect to a taxable period, or portion thereof, that begins on or after the Closing Date.

(b)  Ad valorem property Taxes imposed on or with respect to the Purchased Assets for the Taxable Period that contains the Effective Time shall be prorated between Seller and Purchaser based on their relative number of days of ownership during the Taxable Period, with Seller being responsible for such prorated ad valorem property Taxes for the period ending as of the end of the Closing Date and Purchaser being responsible for such prorated ad valorem property Taxes for the period after the Closing Date.  At the election of either party, the amount to be paid by Purchaser at Closing shall be adjusted by an estimated proration based on the previous year’s Taxes.  The amount of any post-Closing invoice for pro-rated ad valorum property Taxes shall include an adjustment for any settlement or closing of any Tax Proceeding related to the Enterprise Zone Agreement and shall take into account any ad valorem property Taxes previously pro-rated pursuant to this Section 5.08(b).  All amounts receivable or payable between the parties under this Section 5.08(b) will be an adjustment to the Purchase Price.

(c)  Any Tax return to be prepared pursuant to the provisions of this Section 5.08 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax returns and in compliance with the applicable Law of each respective jurisdiction, except for changes required by changes in applicable Law.   Purchaser shall not file an amended Tax Return relating to the Purchased Assets for any period ending on or prior to the Closing Date without the consent of Seller, which may be withheld in Seller’s reasonable discretion, and Seller shall not file any Tax Return relating to the Purchased Assets for any period ending after the Closing Date without the prior consent of Purchaser, which may be withheld in Purchaser’s reasonable discretion.

(d)    Seller and Purchaser agree that the transaction pursuant to this Agreement is not subject to Sales Tax in accordance with Title LVII, Chapter 5739 Sales Tax, Sec. 5739.02(B)(8) [Ohio Revised Code] (casual sale exemption) and Title LVII, Chapter 5739 Sales Tax, Sec. 5739.02(B)(40) [Ohio Revised Code] (sale to a provider of electricity).

(e)  Purchaser and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by either party, in connection with the filing of Tax returns and any audit, litigation, examination, or other proceeding (“Tax Proceeding”) (including, but not limited to, the Tax Proceedings regarding ad valorem property taxes and the Enterprise Zone Agreement) with respect to Taxes of or relating to the Purchased Assets and in connection with the filing of any application with any Taxing authority for approval of the transfer or assignment of any item described in clause (vii) of the definition of Purchased Assets.  Such cooperation shall include the retention and (upon a party’s request) the provision of records and information which are reasonably relevant to any such Tax return, Tax Proceeding, or application and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)  Seller shall use good faith efforts to assist Purchaser in obtaining the written approval of Pickaway County (and/or applicable governmental entity) in the transfer of Seller’s Enterprise Zone Agreement to Purchaser: (i) in the event that the Enterprise Zone Agreement is transferred to Purchaser and pursuant to the provisions of this Section 5.08, Seller will take no position in its Tax Proceedings that would have an adverse material effect upon Purchaser’s enjoyment of the benefits of the transferred Enterprise Zone Agreement (provided that in no event shall resolution of the Tax Proceedings by Seller for less than the full amount of Seller’s claim be considered to materially adversely affect Purchaser’s future tax benefits); and (ii) if Seller and Purchaser are unable to obtain written approval of Pickaway County (and/or applicable governmental entity) to transfer the Enterprise Zone Agreement to Purchaser, the Seller shall be responsible for all obligations (but in no event including property taxes for periods after the Closing) with respect to the Enterprise Zone Agreement, the Compensation Agreement and, the Tax Incentive Donation Agreement until each agreement expires or is otherwise cancelled or voided.  Notwithstanding anything in this Agreement to the contrary, neither the assignment of the Enterprise Zone Agreement nor Purchaser’s entry into any replacement agreement shall be a condition precedent to the obligations of either party under this Agreement.  In the event that the Enterprise Zone Agreement is transferred to Purchaser but the Tax Proceedings (and any appeals) regarding the Enterprise Zone Agreement fail such that any one or more CT Units is excluded from the Enterprise Zone Agreement, Purchaser shall be responsible for any and all payments required in connection with the Compensation Agreement for periods after Closing based upon the total number of CT Units covered by the Enterprise Zone Agreement until such time as the Compensation Agreement expires or is otherwise cancelled or voided.

(g)  Seller shall notify Purchaser within 30 days of Seller’s receipt of notice of a Tax Proceeding related to the Purchased Assets or to Seller but only if the Tax Proceeding could reasonably be expected to affect Purchaser’s ownership or operation of the Purchased Assets after the Closing or result in the imposition of any Tax for which Purchaser is responsible.  Purchaser, at its expense, shall have the right to control the defense and settlement of any such Tax proceeding.

(h)  Except with respect to items included in Purchased Assets as described in clause (vii) of the definition thereof, Seller shall be entitled to any refunds or credits for any

Taxes relating to the Purchased Assets for periods ending prior to or as of the Closing Date, and Purchaser shall be entitled to any refunds or credits for any Taxes relating to the Purchased Assets for periods on and after the Closing Date.  Any party receiving a refund or the right to a credit to which the other party is entitled shall immediately notify the party so entitled and remit the refund or the value of the credit, as the case may be, within thirty (30) days of receipt of such refund or entitlement to the credit.

(i)  Subject to Section 2.04, Seller shall file all Tax returns required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated hereby, shall solely be liable for and shall pay all such Transfer Taxes, and shall indemnify, defend and hold harmless Purchaser and its Affiliates from and against any and all liability for the payment of such Transfer Taxes and the filing of such Tax returns.

5.09         Market Power Study.  Purchaser shall have the right to obtain, at Purchaser’s sole expense and from a consultant selected by Purchaser, a market power study for purposes of determining whether there exist any issues concerning market power or the need to mitigate such market power in connection with Purchaser’s acquisition of the Facility.

5.10         Microwave Tower and Substation Easement Agreement.  Purchaser shall enter into the Microwave Tower and Substation Easement Agreement with DP&L.

ARTICLE VI

Title and Survey

6.01         Pre-Closing Title Policy and Survey Delivery.  No more than thirty (30) days after the date hereof, the Seller shall obtain and deliver to the Purchaser:

(a)           With respect to the Properties, an owner’s preliminary title report covering a date subsequent to the date hereof, issued by a title insurance company reasonably acceptable to the Purchaser, which preliminary report shall contain a commitment of such title insurance company to (i) issue an owner’s title insurance policy (the “Title Policy”) on ALTA 1990 Owner’s Form B insuring the Purchaser as to the fee simple title or other applicable estate in each parcel comprising the Properties, and the grantee’s rights set forth in the easements upon which the Gas Feeder Line is situated,  in an amount set forth in Schedule 6.01 and subject only to, (A) Permitted Exceptions, (B) such other minor encumbrances or imperfections, if any, which are not substantial in nature or amount and which do not detract from the value or utility of the Purchased Assets; and (C) such other matters as are disclosed in Schedule 6.01 or consented to in writing by the Purchaser, including the Microwave Tower and Substation Easement Agreement (clauses (A), (B) and (C) are collectively referred to as “Permitted Real Estate Exceptions”), together with a true, correct, and legible copy of each document referred to in the commitment; and (ii) guarantee that each such parcel of real estate adjoins a public road or highway and that entrance to and exit from such premises may be had via such public road or highway; and

(b)           A current as-built survey and metes and bounds description of the Properties prepared by a registered land surveyor or engineer, duly licensed in the applicable state (i) in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys”, jointly established and adopted by ALTA, ACSM and NSPS in 1999, and including items 1-4, 6, 7(a), 8-10, 11(a) and (b), and 14-16 of Table A thereof, and (ii) pursuant to the Accuracy Standards (as adopted by ALTA, NSPS and ACSM and in effect on the date thereof), with survey measurements made in accordance with the “Minimum Angle Distance and Closure Requirements for survey measurements which control land boundaries for ALTA/ACSM Land Title Surveys” (the “Survey”).

(c)           No later than fifteen (15) days after Purchaser has received the last of the title report and commitment (and copies of referenced documents) and the Survey, Purchaser shall provide a written notice (“Objection Notice”) to Seller of any material defects or exceptions disclosed by the commitment, any secured transaction search undertaken by Purchaser, or Survey that is not a Permitted Real Estate Exception.  Purchaser shall be deemed to have accepted all defects and exceptions disclosed by the commitment, any secured transaction search undertaken by Purchaser, and Survey to which Purchaser does not object in a timely Objection Notice, and such accepted defects and exceptions shall be deemed to be Permitted Real Estate Exceptions hereunder.  Seller shall have thirty (30) days (the “Cure Period”) from receipt of the Objection Notice to cure any defect or exception which is the subject of an Objection Notice, failing which Purchaser shall have the option to either (i) terminate this Agreement as provided in Section 11.01 by giving written notice to Seller no later than fifteen (15) days following the expiration of the Cure Period or (ii) be deemed to have accepted the Properties subject to all such uncured defects and exceptions disclosed by the commitment, any secured transaction search undertaken by the Purchaser, or Survey, all of which shall be Permitted Real Estate Exceptions hereunder.

(d)           The costs and expenses of the title report, the Title Policy and all endorsements, and the Survey shall be borne by Purchaser, whether or not the transactions contemplated under this Agreement are consummated.  All costs and expenses incurred by Seller in response to any Objection Notice shall be borne by Seller.

ARTICLE VII

Warranties and Representations of the Seller

The Seller warrants and represents to the Purchaser as follows:

7.01         Organization and Good Standing.  The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Ohio.  Seller is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not reasonably expected to have a Material Adverse Effect or impair the Seller’s ability to perform its obligations hereunder in any material respect.

7.02         Authority.  The Seller has the right and power to enter into, and perform its obligations under this Agreement; and has taken all requisite action to authorize its execution and delivery of this Agreement and the performance of its obligations under this Agreement; and this Agreement has been duly authorized, executed and delivered by the Seller and is binding upon, and enforceable against, the Seller in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

7.03         No Violations and Consents.  (a)  The execution, delivery and performance of this Agreement by the Seller does not and will not, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in a breach of, or constitute a default under, the Certificate of Formation or Operating Agreement of the Seller or any of its Affiliates or any Law or any Purchased Contract; (ii) result in the creation of any Lien upon any of the Purchased Assets; (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Purchased Contract; (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Seller or any of its Affiliates, or any rights or benefits are to be received by any Person, under any Purchased Contract; or (v) violate or result in a default (or give rise to any right of termination, suspension, modification, cancellation, or acceleration) in any material respect under any other indebtedness or obligation, lease, contract, other agreement, commitment, indenture, mortgage, deed of trust, or other instrument, document, or arrangement to which Seller or any of its Affiliates is a party or by which any of the Purchased Assets is bound.

(b)           The execution and delivery by Seller of this Agreement does not, and the performance by Seller or any of its Affiliates of its obligations hereunder will not, require Seller or any of its Affiliates to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority, except (a) as disclosed in Schedule 7.03, (b) pursuant to the applicable requirements of the HSR Act, (c) where failure to obtain such consents, approvals, authorizations or actions, make such filings or give such notices would not have a Material Adverse Effect or impair the Seller’s ability to perform its obligations hereunder in any material respect and (d) as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

7.04         Brokers.  Except as otherwise set forth in Schedule 7.04, neither this Agreement nor the sale of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, the Seller or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

7.05         Required Assets.  Except for the items set forth on Schedule 7.05 and the Retained Assets, all of the material rights, properties and assets required by the Seller in connection with the ownership, operation, maintenance, and repair of the Facility, the delivery of fuel thereto from the Columbia tap and the delivery of power and ancillary services therefrom to the Substation, each as of the date hereof, are (a) owned by the Seller or licensed or leased to the Seller under one of the Purchased Contracts (except as otherwise contemplated by Section 14.02 hereof); and (b) included in the Purchased Assets.

7.06         Contracts.  Except for the Purchased Contracts set forth in Schedule 7.06(a) (a complete copy of each of which has been made available to Purchaser), the Retained Contracts set forth in Schedule 7.06(b) and the Enterprise Zone Agreement, Compensation Agreement, and Tax Incentive Donation Agreement, Seller is not a party to, and its properties are not subject to, any contract materially pertaining to the Purchased Assets that meets any of the following descriptions and has a term extending beyond the anticipated Closing Date:  (a) contracts for the purchase, exchange, or sale of electric power or ancillary services; (b) contracts for the transmission of electric power; (c) with respect to the Facility, interconnection contracts, including generation imbalance agreements and similar agreements with the transmission grid operator; (d) other than contracts of the nature addressed by clauses (a), (b), and (c) of this Section 7.06, contracts for the sale, lease, or use of any Purchased Asset or that grant a right or option to purchase, lease, or use any Purchased Asset, or otherwise involving a sharing of profits, losses, costs, or liabilities of the Purchased Assets with any other Person, other than in each case contracts entered into in the ordinary course of business consistent with past practices with an annual or aggregate cost or value of less than $50,000 individually or $150,000 in the aggregate; (e) other than contracts of the nature addressed by clauses (a), (b), and (c) of this Section 7.06, contracts for the future provision or receipt of goods or services relating to the Purchased Assets requiring annual or aggregate payments in excess of $50,000for each individual contract; (f) outstanding futures, swap, collar, put, call, floor, cap, option, or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities (including electric power or gas) the value of securities, interest rates, or the cost or availability of transmission rights; (g) contracts that purport to limit the Facility’s freedom to be used to compete with, or be used in, any business or line of business in any geographic area; or (h) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Except as set forth in Schedule 7.06: (a) each Purchased Contract is in full force and effect and is valid and enforceable against all parties thereto in accordance with its terms; (b) except as to Seller Governmental Approvals and the approvals and consents described in Schedule 7.06, each Purchased Contract is assignable by Seller to Purchaser without the consent of any other Person; (c) (i) Seller and, to Seller’s knowledge, each other Person that has or had any obligation or liability under any Purchased Contract is, and at all times since September 30, 2006, has been, in compliance with all applicable terms and requirements of each Purchased Contract in all material respects, and (ii) Seller has not given to or received from any other Person, at any time since September 30, 2006, any written notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Purchased Contract; (d) to Seller’s knowledge, no event has occurred or circumstance exists that in any material respect (with or without notice or lapse of time) may conflict with or give Seller or another Person the right to cancel, modify, terminate, or accelerate the maturity or performance of or payment under any Purchased Contract; (e) there are no renegotiations of, attempts to renegotiate, or outstanding rights or obligations to renegotiate any amounts paid or payable to Seller or any of its Affiliates under any Purchased Contract; and (f) no Affiliate of Seller is the counterparty to any Purchased Contract.

7.07         Insurance.  All material properties and risks associated with the Properties and Facility are covered and shall remain covered through the Closing Date, by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards in the Seller’s industry.  Schedule 7.07 contains a complete list of all material liability, property, accident, casualty, fire, flood, workers’ compensation or other insurance policies and arrangements affecting or relating to the ownership, use or operations of the Purchased Assets or the Facility.

7.08         Title to Real Property.  Seller has good and indefeasible title to the Real Property and a valid and subsisting leasehold estate to the Properties other than the Real Property, free and clear of all Liens, except for the Permitted Real Estate Exceptions.

7.09         Title to Purchased Assets.  Seller has good and marketable title to all the material Purchased Assets consisting of tangible personal property owned by Seller and valid and subsisting leases with respect to all of the material Purchased Assets consisting of tangible personal property leased by Seller.  All such owned tangible personal property is owned free and clear of all Liens, except: (a) as set forth in Schedule 7.09; (b) liens for Taxes and assessments not yet payable; (c) liens securing or relating to liabilities or obligations which are to be assumed by Purchaser pursuant to this Agreement or the Assumption Agreement; and (d) imperfections of title, Liens, claims and other charges and encumbrances the existence of which would not materially impair the value or utility of such property.

7.10         Intellectual Property.   (a) Except as set forth in Schedule 7.10, to Seller’s knowledge there has not been in the past six (6) years, nor is there currently, any infringement or misappropriation arising out of the construction, operation, maintenance, repair, modification, or other activities at or relating to the Facility of any patents, trademarks, service marks, trade names, copyright, or trade secrets owned or controlled by a third-party.

(b)  Except as set forth in Schedule 7.10, to Seller’s knowledge there has not been in the past six (6) years, nor is there currently, any claim or threatened claim, that the operation, maintenance, repair, modification, or other activities at or relating to the Facility infringe or misappropriate any patents, trademarks, service marks, trade names, copyright, or trade secrets owned or controlled by a third-party, nor has there been in the same period of time, any request or demand that a license of any patents, trademarks, service marks, trade names, copyright, or trade secrets owned or controlled by a third-party is necessary to continue operation, maintenance, repair, modification, or other activities at or relating to the Facility.

7.11         Litigation.  Except as set forth in Schedule 7.11, (a) there are no actions, claims or proceedings pending against the Seller relating to the Facility or any of the Purchased Assets at law or in equity, before or by any Governmental Authority, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (b) there is no action, claim, proceeding, order, writ, judgment or decree that seeks to restrain or prohibit or restrains or prohibits the consummation of the transactions contemplated hereby or seeks to impose or imposes any material limitation or restriction on the operation or maintenance of the Purchased Assets or the sale or delivery of electric power or ancillary services therefrom.

7.12         Compliance With Laws.  Seller is not in material violation (and has not received any written notice or allegation of material violation) of any Law applicable to the Purchased Assets or by which any of the Purchased Assets are bound or subject, except as set forth in Schedule 7.12.  Notwithstanding the foregoing, compliance with Environmental Laws is exclusively and solely governed by Sections 7.15 and 7.16 hereof.

7.13         Labor Matters.  All employees employed at the Facility (“Facility Employees”) are employees of Seller; provided, however, that certain employees of DP&L may from time to time work at the Facility in connection with their primary responsibilities at the Substation or elsewhere.  No labor organization has representation rights with respect to the Facility Employees; and there are no collective bargaining agreements relating to the Facility Employees.  To Seller’s knowledge, there are no material organizing efforts presently being made involving any of the employees at the Facility.

7.14         Taxes.  Except as set forth in Schedule 7.14, Seller has duly and timely filed all federal, state and local Tax reports and returns required to be filed by it in respect of the Purchased Assets and Seller’s trade or business with respect thereto and paid all Taxes shown thereon to be due.  There are not pending or threatened in writing any Tax audits or examinations of, or with respect to, the Purchased Assets, and there are no written notices of deficiency, proposed deficiency, or assessment from any Tax authority with respect to Taxes of, or relating to, the Purchased Assets.  All material deficiencies asserted or assessments made for Taxes due with respect to the Purchased Assets as a result of any completed and settled examinations or any concluded litigation have been fully paid.  Seller is disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3 and neither Seller nor Seller’s Federal Tax Owner has made any elections to the contrary.  Notwithstanding the preceding in this Section 7.14, Seller is currently engaged in Tax Proceedings concerning its Enterprise Zone Agreement.

7.15         Licenses and Permits.  Seller has, or has applied for, all material Permits (including Permits under Environmental Laws) necessary for the ownership, lease, use,

operation, and maintenance of the Purchased Assets, and all of such Permits are described in Schedule 7.15.  Each such Permit is in full force and effect, and Seller is not in violation of any such Permit in any material respect.  There are no pending or, to Seller’s knowledge, threatened proceedings challenging the validity of, or seeking to revoke, withdraw, suspend, cancel, terminate, or modify any of such Permits.

7.16         Environmental Compliance.  Except as set forth on Schedule 7.16, (a) the Purchased Assets and their operation and maintenance as presently conducted are in compliance with all applicable Environmental Laws in all material respects; (b) Seller has not received any written notice, demand, or request for information from any Governmental Authority indicating that the Purchased Assets or their operation and maintenance may be in violation of any Environmental Law; (c) to Seller’s knowledge, Seller has not disposed of, released, or transported, or arranged for the disposal, release, or transportation of, any Hazardous Substance from the Purchased Assets in violation of any Environmental Law, or in a manner giving rise to material liability or any reporting obligation under any Environmental Law; (d) Seller is not subject to material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, or claim asserted or arising under any Environmental Law with respect to the Purchased Assets; (e) Seller has made available to Purchaser copies of all environmental assessments in Seller’s possession or available to Seller involving the Purchased Assets that have been prepared by third parties; and (f) no underground storage tanks regulated by Ohio’s Bureau of Underground Storage Tank Regulations are located on any of the Properties.

7.17         No Misrepresentation in Due Diligence Materials.  To Seller’s knowledge, the Due Diligence Materials contain no material false statement or misrepresentation with respect to the information such Due Diligence Materials purport to present.

7.18         Properties.

(a)           Except as set forth on Schedule 7.18, to Seller’s Knowledge, (i) none of the Properties consists of “wetlands” under applicable federal or state law; (ii) the Properties are zoned for industrial or agricultural purposes; and (iii) no part of the Properties is located in a flood prone area.

(b)           Except as set forth on Schedule 7.18, (i) Seller has not received and has no actual knowledge of any notice or request, formal or informal, from any insurance company or board of fire underwriters identifying any defects in the Properties that would adversely affect the insurability of the Properties;  (ii) all required, material building permits, occupancy permits or other approvals or consents of governmental authorities or public or private utilities having jurisdiction have been obtained with respect to the Properties; (iii) adequate supplies of all public utilities, including, but not limited to, electricity, telephone and other utilities required by law or by the normal use and operation of the Properties (x) are installed to the property lines of the Properties, (y) are connected pursuant to valid permits, (z) are adequate to service the Properties,

(xx) are adequate to permit full compliance with all requirements of law and normal usage of the Properties by the occupants and their licensees and invitees, and (yy) either enter the Properties through adjoining public streets, or if they pass through adjoining private land, do so in accordance with valid public easements or private easements that inure to the benefit of Seller and its successors in title to the Properties.

7.19         Absence of Material Adverse Effect.  Since July 31, 2006, there has not been a Material Adverse Effect.

7.20         Disclaimer of Warranties.  EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT THE PURCHASED ASSETS ARE TO BE CONVEYED HEREUNDER “AS IS” AND “WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION.  THE PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

7.21         Good Utility Practice.  Except as set forth on Schedule 7.21, the Facility has been operated and maintained in accordance with Good Utility Practice and applicable manufacturers’ operating manuals.

ARTICLE VIII

Warranties and Representations of the Purchaser

The Purchaser warrants and represents to the Seller as follows:

8.01         Due Incorporation.  The Purchaser is an Ohio corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation.

8.02         Authority.  The Purchaser has the corporate right and power to enter into, and perform its obligations under this Agreement, and has taken all requisite corporate action to authorize its execution and delivery of this Agreement and the performance of its obligations under this Agreement; and this Agreement has been duly executed and delivered by the Purchaser and each is binding upon, and enforceable against, the Purchaser in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

8.03         No Violations.  (a)  The execution, delivery or performance of this Agreement by the Purchaser does not and will not, after the giving of notice, or the lapse of time, or otherwise: conflict with, result in a breach of, or constitute a default under, the Certificate of Incorporation or By-laws of the Purchaser, or to Purchaser’s knowledge any Law or any material contract, agreement, commitment or plan to which the Purchaser is a party.

(b)           The execution and delivery by Purchaser and its Affiliates of this Agreement does not, and the performance by Purchaser and its Affiliates of its obligations hereunder will not, require Purchaser to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority, except (a) as disclosed in Schedule 8.03, (b) pursuant to the applicable requirements of the HSR Act, (c) where failure to obtain such consents, approvals, authorizations or actions, make such filings or give such notices would not impair the Purchaser’s ability to perform its obligations hereunder in any material respect and (d) as may be necessary as a result of any facts or circumstances relating solely to Seller.

8.04         Brokers.  Neither this Agreement nor the purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person, acting on behalf of, or representing, the Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

8.05         Litigation.  There are no actions, claims or proceedings pending against Purchaser or any of its assets or properties at law or in equity, before or by any Governmental Authority, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

8.06         Financing.  Purchaser has all the funds necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX

Conditions to Closing Applicable to Purchaser

The obligations of Purchaser hereunder (including the obligation of Purchaser to close the transactions herein contemplated) are subject to the following conditions precedent:

9.01         No Termination.  Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.01 hereof.

9.02         Bring-Down of Seller Warranties.  The warranties and representations made by the Seller herein to Purchaser shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects (except that, in each such case, representations and warranties containing a materiality standard shall have been and shall be true and correct within the materiality standard set forth therein) on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and the Seller shall have performed and complied with, in all material respects, all agreements, covenants and conditions on its part required to be performed or complied with in all material respects on or prior to the Closing Date; and at the Closing, Purchaser shall have received a certificate executed by the Board of Directors of Seller to the foregoing effect.

9.03         No Material Adverse Effect.  Between the date hereof and the Effective Time, there shall have been no Material Adverse Effect.

9.04         Pending Actions.  No investigation, action, suit or proceeding by any Governmental Authority and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges this Agreement and seeks to modify, prohibit or enjoin the consummation of the transactions contemplated hereby.

9.05         Consents and Approvals.  All Seller Governmental Approvals and Purchaser Governmental Approvals and other consents, approvals or authorizations of other Persons set forth in Schedule 9.05 shall have been obtained; provided, however, that if Purchaser’s breach of its obligations hereunder caused the failure to obtain any such consent, approval, or authorization Purchaser shall be deemed to have waived this condition to the extent of such failure.

9.06         HSR Act.  The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have expired.

9.07         All Necessary Documents.  All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of such documents as Purchaser and its counsel may reasonably request in connection with said transactions, including those documents to be delivered pursuant to Section 3.02 hereof.

9.08         Title Policy.  At the Closing, the Seller shall have delivered to Purchaser the Title Policies dated the Closing Date with extended coverage guaranteeing over the standard exceptions to title customarily contained in such policies, survey exceptions, parties in possession exception, and mechanic’s and materialman’s lien exceptions, issued by the title insurance company which issued such commitments insuring, as of the Closing Date, the fee simple or other applicable estate of the Purchaser in the Properties in the amount set forth in Schedule 6.01, subject only to the Permitted Real Estate Exceptions.

9.09         Estoppel Certificates.  Seller shall have delivered to Purchaser an estoppel certificate executed by the lessor with respect to each Property that is not a Real Property certifying that the lease with respect to such Property is in full force and effect, that the lessee thereunder is not in default under such lease, and such other statements as Purchaser may reasonably request.

Purchaser shall have the right to waive any of the foregoing conditions precedent, except for the condition set forth in Section 9.06 hereof.

ARTICLE X

Conditions to Closing Applicable to Seller

The obligations of Seller hereunder (including the obligation of Seller to close the transactions herein contemplated) are subject to the following conditions precedent:

10.01       No Termination.  Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.01 hereof.

10.02       Bring-Down of Purchaser Warranties.  All warranties and representations made by Purchaser herein to the Seller shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects (except that, in each such case, representations and warranties containing a materiality standard shall have been and shall be true and correct within the materiality standard set forth therein) on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied in all material respects (except for the payment of money which shall be absolute) with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date, and at the Closing, Seller shall have received a certificate executed by the President or any Vice President of Purchaser to the foregoing effect.

10.03       Pending Actions.  No investigation, action, suit or proceeding by any Governmental Authority and no action, suit or proceeding by any other Person shall be pending on the Closing Date which challenges this Agreement and seeks to modify, prohibit or enjoin the consummation of the transactions contemplated hereby.

10.04       Consents and Approvals.  All Seller Governmental Approvals and Purchaser Governmental Approvals and other consents, approvals or authorizations of other Persons set forth in Schedule 10.04 shall have been obtained; provided, however, that if Seller’s breach of its obligations hereunder caused the failure to obtain any such consent, approval, or authorization Seller shall be deemed to have waived this condition to the extent of such failure.

10.05       HSR Act.  The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the HSR Act shall have expired.

10.06       All Necessary Documents.  All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller and its counsel shall have received copies of such documents as it and its counsel may reasonably request in connection with said transactions, including those documents to be delivered pursuant to Section 3.03 hereof.

Seller shall have the right to waive any of the foregoing conditions precedent, except for the condition set forth in Section 10.05 hereof.

ARTICLE XI

Termination

11.01       Termination.  This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

(a)           by mutual written consent of Purchaser and Seller;

(b)           by Purchaser or by Seller, if at or before the Closing any condition set forth herein for the benefit of the Purchaser or Seller, respectively, shall not have been timely met in all material respects or cannot be timely met in all material respects; provided, the party seeking to terminate is not in material breach of, or material default under, this Agreement;

(c)           by Purchaser or by the Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before June 30, 2007, or such later date as may have been agreed upon in writing by the parties hereto; provided, the party seeking to terminate is not in material breach of, or material default under, this Agreement;

(d)           by Purchaser as provided in Section 6.01(c); or

(e)           by Purchaser or by Seller if any representation or warranty made herein for the benefit of Purchaser or Seller, respectively, or in any certificate, schedule or documents furnished to Purchaser or Seller, respectively, pursuant to this Agreement is untrue in any material respect (except that, in each such case, representations and warranties containing a materiality standard shall have been and be true and correct within the materiality standard set forth therein), or Purchaser or Seller, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

11.02       Effect of Termination.  If a party terminates this Agreement in accordance with Section 11.01, such termination will be without liability to such party or to any Affiliate,

member, shareholder, partner, director, manager, officer, employee, agent, consultant, attorney, or other representative of such party.  Upon a termination of this Agreement, the obligations of the parties hereunder shall be of no further force or effect, provided that:

(a)           the obligations of the parties under Article XII, Article XIII,  15.01, 15.02 and 15.13 and under shall survive such termination; and

(b)           such termination shall be without prejudice to the rights of the parties to any payments due under this Agreement existing at the time of termination; any remedies which either party may then have hereunder or at law; and either party’s right to obtain performance of any obligations provided for in this Agreement which survive termination.

ARTICLE XII

Indemnification

12.01       Seller Indemnification.  The Seller agrees to indemnify, defend and hold the Purchaser and its successors and permitted assigns, harmless against any loss, damage or expense (including reasonable attorneys’ fees), which arises out of or is in respect of (a) any inaccuracy or misrepresentation in or breach of any of the warranties, representations, covenants or agreements made by the Seller in this Agreement, or any other certificate, document, instrument or affidavit furnished by the Seller in accordance with the provisions of this Agreement, (b) any and all Non-Assumed Liabilities, (c) any failure of Seller to notify Purchaser under Section 5.08(g) and (d) fraud or intentional misconduct on the part of Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

12.02       Purchaser Indemnification.  The Purchaser agrees to indemnify, defend and hold the Seller harmless against any loss, damage or expense (including reasonable attorneys’ fees), which arises out of or is in respect of (a) any inaccuracy or misrepresentation in or breach of any of the warranties, representations, covenants or agreements made by the Purchaser in this Agreement or in any certificate, document, instrument or affidavit furnished by the Purchaser in accordance with the provisions of this Agreement, (b) any and all Assumed Liabilities, and (c) fraud or intentional misconduct on the part of Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

12.03       Limitation.  The parties’ rights to indemnification pursuant to Article XII of this Agreement is subject to the following limitations:

(a)           The Indemnified Party shall not be entitled to assert any right of indemnification pursuant to this Article XII for any loss, damage or expense suffered by such party after the second anniversary date of the Closing Date, except (i) that indemnification claims arising from Section 7.16 may be asserted at any time before the earlier of (x) the expiration of the statute of limitations applicable to the underlying claim, charge, or cause of action, or (y) the tenth anniversary of the Closing Date; (ii) that indemnification claims arising from Section 7.14 may be asserted at any time before the expiration of the statute of limitations applicable to the underlying claim, charge, or cause of action; (iii) that indemnification claims arising from Sections 7.04, 7.12, 7.15 or 7.17 may be asserted at any time before the third anniversary of the Closing Date; (vi) that indemnification claims (A) arising from Section 13.01 or 7.08, (B) for breach of Seller’s obligations with respect to Non-Assumed Liabilities, (C) for breach of Purchaser’s obligations with respect to Assumed Liabilities or (D) for fraud or intentional misconduct shall not be limited by this Agreement;  and (iv) that if notice of any claim shall have been given before the end of the applicable period under this paragraph (a), the Indemnified Party shall continue to have the right to be indemnified with respect to such claim.

(b)           No indemnification claim (other than a claim for breach of Seller’s obligations with respect to Non-Assumed Liabilities or fraud or intentional misconduct or Purchaser’s obligations with respect to Assumed Liabilities or fraud or intentional misconduct) may be made against a party for indemnification pursuant to this Article XII unless the aggregate of all indemnifiable losses, damages and expenses with respect to this Article XII shall exceed $250,000 (“Threshold”), and then the Indemnifying Party shall only be required to pay or be liable for the excess over the Threshold.  For purposes of applying this paragraph (b) in determining the losses, damages and expenses resulting from any breach of a representation or warranty that contains a materiality standard, such representation or warranty shall be read as if it did not contain such materiality standard.

(c)           The Indemnifying Party’s maximum liability to the other party pursuant to this Agreement other than indemnification claims based on fraud or intentional misconduct shall be thirty percent (30%) of the Purchase Price.

(d)           For the purposes of this Article XII, in computing such aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Indemnified Party or any Affiliate from any third party with respect thereto.

(e)           Each party hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Assumption Agreement shall be pursuant to the indemnification provisions set forth in this Article XII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other party arising under or based upon any Law (including any such rights, claims or causes of action arising under or based upon common law or otherwise) or Environmental Laws, including the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act.

(f)            Except as set forth in this Agreement or any other certificate, document,

instrument or affidavit furnished by a party in accordance with the provisions of this Agreement, such party is not making any representation, warranty, covenant or agreement with respect to the matters contained herein.  Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein or any other certificate, document, instrument or affidavit furnished by a party in accordance with the provisions of this Agreement shall give rise to any right on the part of the other party, after the consummation of the purchase and sale of the Facility and the Purchased Assets contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(g)           Seller shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken or not taken by Purchaser or its Affiliates after the Closing Date.  In no event shall either party be liable to the other party for consequential or punitive damages.  Each party shall take all reasonable steps to mitigate all such liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such losses, damages and expenses.

12.04       Indemnification Notice.  Promptly upon obtaining knowledge of any claim, event, facts or demand which gives rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder (including in the case of a claim pursuant to Section 12.01 or 12.02 any claim which is not payable due to the limitations set forth in Section 12.03(b) hereof), any party seeking indemnification under this Article XII (an “Indemnified Party”) shall give written notice of such claim or demand (“Notice of Claim”) to the party from which indemnification is sought (an “Indemnifying Party”), setting forth the amount of the claim.  The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).  No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify, defend and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any loss, damage or expense for which the Indemnified Party is entitled to indemnification hereunder.

12.05       Indemnification Procedure.  (a) If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section 12.04 of this Agreement is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the Date of the Notice of Claim to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party.  If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall at the expense of the Indemnifying Party make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand.  If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense.  If the Indemnifying Party does not elect to defend such third party claim or demand, or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that (i) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (ii) the Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article XII.  Without the Indemnified Party’s written consent, the Indemnifying Party shall not enter into any settlement of a third party claim unless (i) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party or its Affiliates; (ii) the settlement includes a complete and unconditional release of the Indemnified Party with respect to the third party claim; and (iii) the sole relief provided under the settlement is monetary damages that are paid in full by the Indemnifying Party.

(b)           Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations hereunder in cash within thirty (30) days after the Date of Notice of Claim.

(c)           The term “Date of the Notice of Claim” as used in this Article XII shall mean the date the Notice of Claim is deemed delivered pursuant to Section 15.13(c) hereof.

12.06       Effect of Indemnity Payments.  The parties agree to treat all payments made under the indemnity provisions of Article XII of this Agreement as adjustments to the Purchase Price for Tax purposes and that such agreed treatment shall govern for purposes hereof.

ARTICLE XIII

Confidentiality

13.01       Confidentiality of Materials.  The parties hereto agree with respect to all technical, commercial and other information that is furnished or disclosed by another party, including information regarding such party’s (and its subsidiaries’ and affiliates’) organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities and strategies (“Information”), that (a) such Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (b) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this

Agreement) any such Information, treating such Information with the same degree of care and confidentiality as it accords its own confidential and proprietary Information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Information which (i) was prior to the date of its disclosure contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of the receiving party, or (iii) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Information; and (c) all such Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party and, in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a governmental agency with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort) and in the case of (i) oral information furnished to any party by the other which shall have been reduced to writing by the receiving party and (ii) all internal documents of any party describing, analyzing or otherwise containing Information furnished by the other party, all such writings and documents shall be destroyed, upon request, in the event this Agreement is terminated, and each party shall confirm in writing to the other compliance with any such request.  The recipient of confidential Information may disclose such confidential Information if required pursuant to a subpoena by a court of competent jurisdiction or by order of a governmental agency or other applicable Law, so long as the party required to disclose the confidential Information provides the other party prior notice (unless such notice is prohibited) of such requirement to permit such party time to seek appropriate relief against such disclosure.  Notwithstanding the foregoing.  Seller’s confidential Information that relates exclusively to the Purchased Assets or is included in the Purchased Assets shall, after closing, be treated as Purchaser’s confidential Information to be protected as provided in this Section from use or disclosure by Seller.

13.02       Remedy.  Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 13.01 of this Agreement is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach by any other party.

ARTICLE XIV

Certain Other Understandings

14.01       Post Closing Access to Records and Records Retention

The Purchaser agrees for a period extending five (5) years after the Closing Date not to destroy or otherwise dispose of any records relating to the period prior to its acquisition of the Purchased Assets.  After such five (5) year period, the Purchaser may destroy or otherwise dispose of such records if the Purchaser shall offer in writing to surrender such records to the Seller and the Seller shall fail to agree in writing to take possession thereof during the thirty (30)

day period after such offer is made.

14.02       Consents Not Obtained at Closing.  Each of the Seller and the Purchaser agree to attempt diligently to obtain any necessary consents which may be required to effect the assignment to the Purchaser of the contract obligations transferred under this Agreement and each party will diligently cooperate with the other in obtaining the same, and will take such steps as reasonably requested by such party with respect thereto.  In such cases where such consents have not been obtained by the Closing Date, this Agreement, to the extent permitted by law and if elected by Buyer, shall constitute an equitable assignment by the Seller to the Purchaser of all of the Seller’s rights, benefits, title and interest in and to the assigned contracts and commitments, and the Purchaser shall be deemed to be the Seller’s agent for the purpose of completing, fulfilling and discharging all of the Seller’s rights and liabilities arising after the Closing Date under such assigned contracts and commitments, and the Seller shall take all necessary steps and actions to provide the Purchaser with the benefits of such contracts and commitments.

14.03       Avoidance of Double Withholding Taxes.  The Purchaser and the Seller hereby acknowledge that the standard procedure described in Section 4 of the Revenue Procedure 2004-53 as promulgated by the IRS with respect to wage reporting, and F.I.C.A. withholding and similar tax and other collections is applicable to the Seller’s employees who become employees of Purchaser or its Affiliates.

14.04       Use/Removal of Trademarks, Etc..  Purchaser acknowledges and agrees that it has and, upon consummation of the transactions contemplated hereby shall have, no right, title, interest, license, or any other right whatsoever to use the trade names and trademarks of Seller or its Affiliates, including references to “DPL Energy, LLC” and derivatives thereof, including all logos (“DPL Marks”).   Purchaser shall promptly after the Closing Date but in no event later than sixty (60) days after the Closing Date,  return or destroy all Purchased Assets that are not necessary to the operation or maintenance of the Facility that contain any DPL Marks that are not removable and remove or permanently cover any DPL Marks from the Purchased Assets that are removable.  Purchaser agrees never to challenge Seller’s (or its Affiliates’) ownership of the DPL Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of the Purchased Assets.   Purchaser will not conduct any business or offer any goods or services under any DPL Marks.  Purchaser will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any DPL Marks or otherwise operate the Facility in any manner which would or might reasonably be expected to confuse any person into believing that Purchaser has any right, title, interest, or license to use any DPL Marks.

14.05       Supplemental Disclosure Schedule.  Seller may supplement the Disclosure Schedules delivered pursuant hereto (as so supplemented, the “Supplemental Disclosure Schedules”) from time to time on or prior to the Closing Date.  Such Supplemental Disclosure

Schedules shall not be considered in determining whether the condition set forth in Section 9.02 has been met; provided, however, that in determining whether there is a breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement for purposes of the indemnification to be provided by Seller pursuant to Section 12.01 hereof, such representation, warranty, covenant or agreement shall be qualified by the Supplemental Disclosure Schedules.

ARTICLE XV

Miscellaneous

15.01       Cost and Expenses.  The Purchaser will pay its own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the purchase of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein); and the Seller will pay its own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the sale of the Purchased Assets and the other transactions contemplated by this Agreement (except as otherwise specifically provided for herein).

15.02       Entire Agreement.  The Disclosure Schedules and the Exhibits referenced in this Agreement are incorporated into this Agreement and together contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof.  No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

15.03       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

15.04       Assignment, Successors and Assigns.  The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that the Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more of its Affiliates, in which event all the rights and powers of the Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate.  Any such assignment and delegation shall not release the Purchaser from its obligations under this Agreement, and further the Purchaser guarantees to the Seller the performance by each such Affiliate of its obligations under this Agreement.  In the event of any such assignment and delegation the term “Purchaser” as used in this Agreement shall be deemed to refer to each such Affiliate of the Purchaser where reference is made to actions or to be taken with respect to the acquisition of the Facility or Purchased Assets, and shall be deemed to include both the Purchaser and each such Affiliate where appropriate.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

15.05       Savings Clause.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

15.06       Headings.  The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

15.07       Risk of Loss.  Risk of loss, damage or destruction to the Purchased Assets shall be upon the Seller until the Closing, and shall thereafter be upon the Purchaser.

15.08       Governing Law.  The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

15.09       Dispute Resolution.

(a)           If any issue, dispute, claim or controversy should arise out of or relate to this Agreement involving the parties hereto (“Dispute”) and the parties hereto are unable to resolve the Dispute on or before the thirtieth (30th) day following written notice of such Dispute by a party to the other party, which notice describes in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto, the Purchaser shall nominate a member of its senior management team and the Seller shall nominate a member of its senior management team for the purpose of a meeting between such representatives at a mutually agreeable time and place to resolve such Dispute.  Such meeting shall take place on or before forty-five (45) days following the date of the notice of the Dispute by a party to the other party.  If the Dispute has not been resolved within sixty (60) days following the date of the notice of the Dispute, any party may commence legal proceedings or submit such Dispute to binding arbitration under this Section 15.09.

(b)           Upon demand of any party hereto made before or within thirty (30) days after institution of any judicial proceeding relating to a Dispute, any Dispute shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  A party may demand and commence arbitration by delivering to the other party an arbitration notice (“Arbitration Notice”) that includes a general description of the Dispute and a reference to the fact that such Dispute is being referred to arbitration under this Section 15.09.

(c)           Promptly following the delivery of an Arbitration Notice, the parties hereto shall endeavor to agree upon a panel of three arbitrators.  If on or before thirty (30) days following the delivery of an Arbitration Notice to the other party they have not so agreed, then the Purchaser, by notice to the Seller, may designate one arbitrator (who shall not be an agent or employee of the Purchaser or any of its Affiliates), and the Seller, by notice to the Purchaser, may designate one arbitrator (who shall not be an agent or employee of the Seller or any of its Affiliates).  The two arbitrators designated as provided in the immediately preceding sentence shall endeavor to designate promptly a third arbitrator.  If either the Purchaser or the Seller have not designated an initial arbitrator on or before thirty (30) days following the delivery of an Arbitration Notice to the other party, or if the two initially designated arbitrators have not designated a third arbitrator within fifteen (15) days of the date for designation of the two arbitrators initially designated, any party may request the American Arbitration Association to designate the remaining arbitrator(s) pursuant to its Commercial Arbitration Rules (“AAA Rules”).  If any arbitrator resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the party entitled to designate that arbitrator shall designate a successor.

(d)           The arbitration shall be conducted in the English language in Cleveland, Ohio.  The arbitrators shall set the date, the time, and the place of hearing, which must commence on or before ninety (90) days following the designation of the third arbitrator.  The arbitration shall be conducted under the AAA Rules not inconsistent with the provisions of the Agreement.  In connection with any such arbitration, the arbitrators shall construe the Agreement in a manner consistent with the choice of law provisions set forth herein.  The arbitrators shall render their decision on or before ninety (90) days following the commencement of the hearing.  The arbitrators’ decision shall be set forth in a writing that includes an explanation of the reason for such decision and an allocation of the fees and expenses of the arbitrators to the parties based on the relative extent to which they do not prevail on their positions.  Each party against which the decision assesses a monetary obligation shall pay that obligation on or before thirty (30) days following the announcement of the decision or such other date as the decision may provide.  The decisions of the arbitrators are final and binding on all parties hereto and are not subject to appeal.  The decisions of the arbitrators may be enforced in any court of competent jurisdiction, and any party may authorize any such court to enter judgment on the arbitrators’ decisions.  Pending the outcome of any arbitration conducted pursuant to this Section 15.09, the parties shall be obligated to continue to perform their respective obligations hereunder.  Except as provided in any arbitrators’ decision rendered in accordance with this Section 15.09, each of the parties hereby undertakes to carry out without delay the provisions of any arbitral award or decision.  Except as provided in this Section 15.09, each party shall bear its own legal fees and costs in connection with any Dispute.

(e)           Notwithstanding the binding arbitration provisions in this Section 15.09, the parties hereto agree to preserve, without diminution, the following remedies that the parties may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought.  Each party shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies:  (a) all rights to obtain possession of property; (b) all rights to foreclose against any property or other security by exercising a power of sale granted under the Agreement or under applicable Law or by a judicial foreclosure and sale; (c) all rights of self-help including set-off and peaceful possession of personal property; and (d) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding.  Preservation of these remedies does not limit the power of the arbitrators to grant similar remedies.

15.10       Press Releases.  Pending Closing, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated, and agreed to by the Purchaser and the Seller, except to the extent disclosures are required by Law or any listing agreement with the NYSE; provided, however, that Seller on the one hand and Purchaser on the other hand may confirm information previously made public in compliance with this Agreement.

15.11       U.S. Dollars.  All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

15.12       Survival.  All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement and shall survive the Closing, subject to Section 12.03 hereof.

15.13       Notices.  (a)  All notices, requests, demand and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or sent by certified mail, postage prepaid, and properly addressed as follows:

To The Seller:

DPL Energy, LLC

1065 Woodman Drive

Dayton, OH  45432

Fax:  (937) 259-7848

Attention:  Gary G. Stephenson

With Copy To:

Winston & Strawn LLP

1700 K Street, NW

Washington, DC  20006

Fax:  (202) 282-5100

Attention:  Gerald P. Farano

To The Purchaser:

Columbus Southern Power Company

c/o Commercial Operations

155 West Nationwide Blvd

Columbus, OH  43215

Ph:  614-583-7430

Fax:  614-583-1601

Attention:  Brian X. Tierney

With Copy To:

AEP Service Corporation

1 Riverside Plaza

Columbus, OH  43215

Ph:  614-716-2929

Fax:  614-716-2014

Attention:  General Counsel

(b)           Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)           All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 15.13 if delivered personally or air courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission and if delivered by mail, shall be effective upon deposit in the United States mail, postage prepaid.

15.14       No Third Party Beneficiaries.  This Agreement is solely for the benefit of Seller and its successors and permitted assigns with respect to the obligations of Purchaser under this Agreement, and for the benefit of Purchaser and its successors and permitted assigns with respect to the obligations of Seller under this Agreement.  This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

15.15       Jurisdiction and Consent to Service.  Subject to the provisions of Section 15.09, each of the Seller and the Purchaser (i) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of the State of Ohio; (ii) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (iii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iv) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

15.16       WAIVER OF A JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.17       No Presumption Against Drafter.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

15.18       Parent Guaranty.  The obligations of Seller under this Agreement and the documents to be executed and delivered by Seller at Closing is guaranteed by DPL Inc. under the Parent Guaranty.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the day and year first above written.

DPL ENERGY, LLC

By:
Title:

COLUMBUS SOUTHERN POWER COMPANY

By:
Title:

Exhibits and Schedules

Exhibit	Description

A	Microwave Tower and Substation Easement Agreement
B	[Exhibit intentionally left blank]
C	Darby Site Diagram
D	Parent Guaranty
E	Assumption Agreement
F	Compensation Agreement
G	Enterprise Zone Agreement
H	Tax Incentive Donation Agreement

Schedule	Description

I	Excluded Inventory
IA	Spare Parts
II	Real Property
III	Real Property Leases
IV	Proprietary Items
V	Other Retained Assets
2.05	Allocation of Purchase Price
5.02	Pending Closing
6.01	Title Policy and Survey
7.03	Seller Governmental Approvals
7.04	Brokers
7.06(a)	Purchased Contracts
7.06(b)	Retained Contracts
7.07	Insurance
7.09	Title to Purchased Assets
7.10	Intellectual Property
7.11	Litigation
7.12	Compliance with Laws
7.14	Taxes
7.15	Licenses and Permits
7.16	Environmental Compliance
8.03	Purchaser Governmental Approvals
9.05	Other Consents as Conditions Precedent to Purchaser Obligations
10.04	Other Consents as Conditions Precedent to Seller Obligations